Third Quarter 2019
Conference Call Script
August 6, 2019
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ third quarter 2019 conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2019 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the third quarter’s results and our outlook for 2019 are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-866-457-5519. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our results for the third quarter of 2019.

I am pleased with our performance in the quarter as the team produced solid growth both in sales and adjusted EBITDA. Our consolidated net sales increased 9.6 percent and our organic net sales increased 4.6 percent as we benefited from both higher pricing and shipment volumes. Our gross margin improved 90 basis points to over

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36 percent, excluding the impact of the inventory step-up at Krausz. This performance helped deliver adjusted EBITDA growth of 13.0 percent, with favorable contributions from both Infrastructure and Technologies.

We remain on track to meet the net sales and adjusted EBITDA target ranges we communicated in our second quarter earnings release. We are focused on continuing our momentum in the fourth quarter and finishing the year on a strong note, even as we compare performance to the fourth quarter of the prior year, in which we reported a 12 percent organic increase in net sales. Looking forward, with the support of our strong balance sheet, we will continue to maintain a balanced approach to capital allocation, which I will address later on the call.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. I will first discuss our third quarter consolidated financial results, then review our segment performance.

Our consolidated net sales for the third quarter increased 9.6 percent, or $24.1 million, to $274.3 million. This increase was primarily driven by the acquisition of Krausz, as well as higher pricing and shipment volumes.

Our gross profit this quarter improved to $97.2 million, or 35.4 percent of net sales. This improvement was primarily due to increased net sales, which was partially offset by higher costs associated with inflation, manufacturing performance and a $2.3 million inventory step-up expense at Krausz. Material costs increased nearly 1 percent year-over-year in the quarter. As a reminder, our third quarter 2018 results included a $14.1 million warranty charge.

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We delivered a 90 basis point improvement year-over-year in our gross margin, excluding the impact of the inventory step-up expense and prior year warranty charge.

Selling, general and administrative expenses were $47.5 million in the quarter, a $6.2 million increase over the prior year. The increase was primarily due to the addition of Krausz. SG&A as a percent of net sales was 17.3 percent in the third quarter compared to 16.5 percent in the prior year.

Operating income was $47.2 million in the third quarter compared to $30.6 million in the prior year.

Strategic reorganization and other charges were $2.5 million in the quarter versus $2.6 million in the prior year.

Adjusted operating income increased 9.9 percent, or $4.7 million, to $52.0 million in the third quarter. The increase was driven by higher adjusted operating income at Infrastructure, which was partially offset by

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corporate SG&A expenses and a slight decrease in adjusted operating performance at Technologies.

Adjusted EBITDA for the third quarter increased 13.0 percent, or $7.5 million, to $65.4 million. Consolidated adjusted EBITDA conversion margin was 31 percent compared to 17 percent in the prior year.

For the last twelve months, adjusted EBITDA was $195.1 million, or 20.4 percent of net sales. Over the prior twelve month period, we have increased adjusted EBITDA 10.8 percent, or $19.1 million.

Our adjusted net income per share was $0.24 for the quarter compared to $0.19 in the prior year. Our 2019 quarterly adjusted EPS excludes the strategic reorganization and other charges mentioned earlier, the inventory step-up expense, and $0.5 million of interest expense associated with the Walter Energy Accrual.

Turning now to segment performance, starting with Infrastructure.

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Infrastructure net sales increased 11.6 percent, or $26.1 million, to $250.2 million in the quarter. This increase was due to the sales from Krausz, as well as higher pricing and shipment volumes. Organic net sales this quarter increased 6.1 percent versus the prior year.

Adjusted operating income for the quarter increased 10.4 percent, or $5.9 million, to $62.9 million, excluding the inventory step-up expense. The increase was primarily due to higher pricing and shipment volumes and the inclusion of Krausz, partially offset by higher costs associated with inflation, increased SG&A expenses and manufacturing performance.

Adjusted EBITDA for the third quarter increased 12.1 percent, or $8.0 million, to $74.2 million, yielding an adjusted EBITDA margin of 29.7 percent for this segment. Adjusted EBITDA conversion margin was 31 percent compared to 19 percent in the prior year.

Moving on to Technologies…

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Technologies' net sales decreased $2.0 million to $24.1 million in the quarter, driven by lower volumes at Metrology, which were partially offset by sales growth at Echologics.

Adjusted operating loss increased $0.2 million compared to $2.0 million in the prior year, primarily due to lower shipment volumes and manufacturing performance, partially offset by improved product mix and lower SG&A expenses.

However, Technologies' adjusted EBITDA improved $0.3 million in the quarter.

Now I'll review our liquidity...

Cash provided by operating activities for year to date 2019 was $17.8 million. The decrease compared to the prior year period was primarily driven by the timing of payments, including a $36 million increase in cash taxes and cash interest. We also invested $52.9 million in capital expenditures in the period, which is $26 million more

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than the prior year, as we accelerated investments in our manufacturing capabilities, particularly our large casting foundry in Chattanooga.

At June 2019, we had total debt of $446.2 million and cash and cash equivalents of $140.7 million. At the end of the third quarter, our net debt leverage ratio was 1.6 times.

I'll turn the call back to Scott to talk more about our results and outlook for 2019.

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Scott Hall

Thanks Martie.

We are in the early stages of a transformational process as we take a company with a strong history in manufacturing iron and brass products for municipal and residential infrastructure, to one that provides more intelligent, value-added solutions to help customers manage and deliver important resources. Our solid third quarter performance is a reflection of the progress we have made to date on our key strategies to create a strong foundation for future growth. Our team members continue to elevate their execution as we have faced a more challenging external environment from slower growth in housing starts and trade concerns among other factors.

Through the first three quarters of the year, our consolidated net sales increased 6 percent with adjusted EBITDA growth around 12 percent. As a result, we delivered a 38 percent adjusted EBITDA conversion margin versus 20 percent in the prior year. Our year to date

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adjusted EBITDA margin increased 110 basis points over the prior year to 20.2 percent driven by improvements at both Infrastructure and Technologies. Infrastructure's year to date adjusted EBITDA increased nearly 8 percent. At Technologies, we continue to make progress on initiatives to improve margins, which have led to a $2.5 million improvement in adjusted EBITDA through the first three quarters of the year.

Looking forward, with the support of our strong balance sheet, we will continue to maintain a balanced approach to capital allocation.     As I have mentioned previously, our company underwent multiple decades of underinvestment. In general, capital investments to upgrade facilities were de-prioritized. As a result, we will further accelerate capital investments to improve our manufacturing operations and enhance the technological fundamentals in our business. We have previously discussed our large casting foundry expansion at our Chattanooga facility, which will expand our product capabilities and improve costs for some of our specialty valve products. We remain on track to complete this project by the end of this year.

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We are initiating a multi-year project at our brass manufacturing facility in Decatur, Illinois, which will enable us to unlock significant efficiencies for both Infrastructure and Technologies. Our Decatur operation, which includes a brass foundry, manufactures brass products and parts for valves and hydrants. The Decatur foundry has been critical to Mueller's success. In fact, the company was founded in Decatur over 150 years ago, and some of the structures date back to the early nineteen hundreds. We believe further investment to expand capacity and technological capabilities will help us enhance execution of our key strategies, including accelerating new product development and cost efficiencies.

Over time, we expect that capital investments to modernize and expand our facilities, like the Decatur investment, will lead to non-price gross margin improvements and enhance our adjusted EBITDA conversion margins. Additionally, we expect these initiatives will drive above-market sales growth and improved manufacturing performance.

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Over the next few years, we plan further reinvestment in our manufacturing base before returning to a more normalized level. As we improve our execution, we will also continue to return cash to shareholders through our ongoing share repurchase program and quarterly dividend. During the third quarter, we repurchased $10 million of stock and most recently, we announced an increase in our quarterly dividend.

I will wrap up my comments with a review of our current full-year 2019 expectations for consolidated results.

During our fourth quarter, we anticipate growth in all of our end markets. We believe the municipal end market remains healthy despite challenges from severe weather and labor constraints. Our expectations for the residential construction end market remain positive, despite the challenges from weather and slower growth in the housing starts during the year.

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We anticipate that our 2019 full-year consolidated net sales growth will be towards the lower end of the 7 to 9 percent range we communicated in our second quarter earnings release. However, we expect our adjusted EBITDA growth will be towards the midpoint of the 12 to 15 percent range previously provided. We are focused on finishing the year on a strong note and are excited about the opportunities ahead of us in 2020 and beyond.

Martie will now provide some final comments on our 2019 outlook.

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Martie Zakas

Thanks Scott....

For full-year 2019, we expect that depreciation and amortization will be about $53 million. Corporate SG&A expenses are expected to be between $34 and $35 million. Net interest expense is expected to be around $21 million. Our effective income tax rate for the full year is expected to be between 23 and 25 percent. Finally, we currently expect capital expenditures to be about $80 million, and we continue to evaluate additional investment opportunities.

With that, Operator, please open the call for questions.

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